UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2025

HF Sinclair Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41325	87-2092143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2323 Victory Avenue, Suite 1400 Dallas, TX	75219
(Address of Principal Executive Offices)	(Zip Code)

(214) 871-3555

Registrant’s Telephone Number, including Area Code

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	DINO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

HF Sinclair Credit Agreement

On April 3, 2025, HF Sinclair Corporation, a Delaware corporation (the “Company”), as borrower, Wells Fargo Bank, National Association, as administrative agent (“Wells Fargo”), and each of the financial institutions party thereto as lenders, entered into that certain Senior Unsecured Multi-Year Revolving Credit Agreement (the “Credit Agreement”). The maximum commitment amount under the Credit Agreement is $2 billion, and it includes an accordion feature that allows the Company to increase such commitments to an aggregate principal amount of up to $2.75 billion. The initial maturity date of the Credit Agreement is April 3, 2030; however, the Credit Agreement contains an extension feature that allows the Company to extend the term of the commitment from time to time in increments of up to one year subject to the terms and conditions set forth in the Credit Agreement.

Indebtedness under the Credit Agreement will bear interest, at the Company’s option, at either (a) the greatest of (i) the prime rate (as publicly announced from time to time by the administrative agent), (ii) a base rate equal to the highest of the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 1/2 of 1%, and (iii) Spread Adjusted Term SOFR (as defined in the Credit Agreement) for a one-month interest period plus 1%, as applicable, plus an applicable margin (ranging from 0.125% to 1.000%), or (b) at a rate equal to the Spread Adjusted Term SOFR (as defined in the Credit Agreement) for the applicable interest period plus an applicable margin (ranging from 1.125% to 2.000%).

The Company incurs a commitment fee on the unused portion of the commitments plus any outstanding swingline loans at a rate ranging from 0.125% to 0.325%. In each case, the applicable margin and commitment fee rate is based upon the rating issued from time to time by Moody’s Investors Service, Inc., Fitch Ratings, Ltd. and Standard & Poor’s Financial Services LLC, as applicable, to the Company’s senior, unsecured, non-credit enhanced long-term indebtedness for borrowed money.

The foregoing description of the Credit Agreement does not purport to be complete. The description of the Credit Agreement herein is qualified by reference to the copy of the Credit Agreement attached as Exhibit 10.1, which is incorporated by reference into this Current Report on Form 8-K in its entirety.

Terminated Credit Agreements

On April 3, 2025, as a condition to entering into the Credit Agreement, the Company has terminated that certain Senior Unsecured Multi-Year Revolving Credit Agreement, dated as of April 27, 2022, by and among the Company, as borrower, MUFG Bank, LTD, as administrative agent, and each of the financial institutions party thereto from time to time as lenders (as amended, restated, supplemented or otherwise modified, the “Terminated Company Credit Agreement”). The maximum amount available to the Company under the Terminated Company Credit Agreement was $1.65 billion and the Terminated Company Credit Agreement would have matured on April 30, 2026. The Company did not pay any prepayment penalties in connection with the termination of the Terminated Company Credit Agreement.

On April 3, 2025, as a condition to entering into the Credit Agreement, the Company has caused the termination of that certain Third Amended and Restated Credit Agreement, dated as of July 27, 2017, by and among Holly Energy Partners, L.P., a Delaware limited partnership (“HEP”), as borrower, Wells Fargo, as administrative agent, and each of the financial institutions party thereto from time to time as lenders (as amended, restated, supplemented or otherwise modified, the “Terminated HEP Credit Agreement”). In addition, on April 3, 2025, the Company was released from its obligations under the Parent Guaranty Agreement, dated as of December 1, 2023, by the Company as guarantor, in favor of Wells Fargo, in its capacity as administrative agent (the “Guaranty”), and the Guaranty was terminated. The maximum amount available to HEP under the Terminated HEP Credit Agreement was $1.2 billion and the Terminated HEP Credit Agreement would have matured on July 27, 2025. Neither the Company nor HEP paid any prepayment penalties in connection with the termination of the Terminated HEP Credit Agreement or the Guaranty.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “Terminated Credit Agreements” is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “HF Sinclair Credit Agreement” is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1#	Senior Unsecured Multi-Year Revolving Credit Agreement, dated as of April 3, 2025, among HF Sinclair Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, and each of the financial institutions party thereto as lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF SINCLAIR CORPORATION

By:	/s/ Atanas H. Atanasov
Name:	Atanas H. Atanasov
Title:	Executive Vice President and Chief Financial Officer

Date: April 3, 2025